VERSUM MATERIALS, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made, effective as of October 1, 2016 (the “Grant Date”) between Versum Materials, Inc., a Delaware corporation (the “Company”), and [FIRST NAME] [LAST NAME], an employee of the Company or an Affiliate (the “Employee”).  For purposes of this Agreement, capitalized terms not otherwise defined herein or in Appendix A attached to this Agreement shall have the meanings set forth in the Versum Materials Inc. Long-Term Incentive Plan (the “Plan”).
WHEREAS, the Company desires to grant the Employee time-based restricted stock unit awards as provided for hereunder (the “Restricted Stock Unit Awards”), payable in Shares of common stock of the Company, par value $1.00 per share (the “Common Stock”), pursuant to the Plan, the terms of which are hereby incorporated by reference;
WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the shares of Common Stock that may be issued hereunder to the Employee as an incentive for increased efforts during his or her term of office with the Company or an Affiliate, and has advised the Company thereof and instructed the undersigned officers to grant said Restricted Stock Unit Awards; and
WHEREAS, on the Spin Date, options to purchase common stock of Air Products (the “Air Products Options”) held by retirement-eligible employees of the Company were converted into options to purchase that number of Shares determined by multiplying the number of shares of Air Products common stock subject to the Air Products Options by a fraction, the numerator of which was the price of a share of Air Products common stock immediately prior to the Spin Date and the denominator of which was the price of a share of Air Products common stock immediately following the Spin Date (the “Option Conversion”).
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1.Grant of the Restricted Stock Units.  Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Employee a Restricted Stock Unit Award, which shall represent the opportunity to vest in up to [__] restricted stock units (the “RSUs”).  An RSU represents the right to receive one share of Common Stock.
2.    Vesting.
(a)    RSUs.  The vesting of the RSUs shall be subject to the conditions set forth in this Section 2(a):

(i)    Service Vesting Requirement.
(A)    Unless otherwise provided in this Agreement, provided that the Employee remains employed by the Company or its Subsidiaries through the applicable Vesting Date (as defined below), the Employee shall: x) vest on the second anniversary of the Spin Date in one-third of the RSUs (the “First Vesting Date”); y) vest on the third anniversary of the Spin Date in one-third of the RSUs (the “Second Vesting Date”); and z) vest on the fourth anniversary of the Spin Dare in one-third of the RSUs (the “Third Vesting Date”, each of First Vesting Date, the Second Vesting Date and the Third Vesting Date shall be a “Vesting Date”).
(B)    If, prior to a Vesting Date (and absent the occurrence of a Change in Control), the Employee’s employment with the Company and its Subsidiaries is terminated by the Company for Cause or by the Employee for any reason (including, without limitation, a termination of employment by the Company or the Employee in connection with a relocation by the Company of the Employee’s principal place of employment to Tempe), other than due to the Employee’s death, Disability or Retirement, then any outstanding unvested RSUs shall be forfeited by the Employee without consideration as of such termination date and this Agreement shall terminate without payment in respect thereof.
(C)    If, prior to a Vesting Date (and absent the occurrence of a Change in Control), the Employee’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries other than for Cause or by the Employee due to the Employee’s Retirement, then the award will remain outstanding and, as of the Vesting Date following the date of the Employee’s termination of employment, the Employee will vest in a pro-rated number of RSUs determined by multiplying the number of RSUs that would have, absent the termination of employment, vested on the next Vesting Date by a fraction, the numerator of which is the number of full months of the Employee’s employment from the later of (x) the first anniversary of the Spin Date and (y) the last Vesting Date to occur prior to the date of employment termination, through the date of employment termination, and the denominator of which is twelve (12) (such shares, the “Prorated RSU Shares”). In the event that the Employee’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries other than for Cause, or by the Employee due to the Employee’s Retirement, in each case prior to the first anniversary of the Spin Date, then any outstanding RSUs shall be forfeited by the Employee without consideration as of such termination date and this Agreement shall terminate without payment in respect thereof. Notwithstanding the foregoing, in the event of a termination by the Employee due to Retirement or termination by the Company and its subsidiaries other than for Cause, the distribution of Prorated RSU Shares shall be conditioned upon the Employee’s compliance with any non-compete, non-solicitation, non-disclosure and non-disparagement restrictions in any agreement or policy with the Company or its Affiliates through the next Vesting Date and violation of any such restrictions shall result in immediate forfeiture of the entire amount of outstanding RSUs.
(D)    If, prior to a Vesting Date (and absent the occurrence of a Change in Control), the Employee’s employment with the Company and its Subsidiaries is terminated by the Employee due to the Employee’s death or Disability, then any outstanding RSUs shall immediately vest and the date of such termination shall be deemed to be a Vesting Date for the purposes of Section 2(a)(ii).

(ii)    Settlement of RSUs.  Promptly after each Vesting Date (but in no event later than the end of the calendar year in which the applicable Vesting Date occurs or, if later, the 15th day of the third month following the applicable Vesting Date) the Company shall distribute to the Employee a number of Shares of Common Stock as determined by the Company in its sole discretion, equal to the number of RSUs that become vested in accordance with Section 2(a) hereof.  Any number of RSUs that do not become vested in accordance with Section 2(a) hereof (to the extent not already previously forfeited) shall be forfeited by the Employee without consideration and this Agreement shall terminate without payment in respect thereof.
(b)    Effect of Change in Control.  Notwithstanding anything set forth in Section 2(a) above, in the event of a Change in Control, the following rules shall apply with respect to the RSUs granted hereunder in lieu of the provisions of Section 2(a) above:
(i)    Unless otherwise determined by the Committee, if a Change in Control occurs prior to a Vesting Date and the Employee remains employed with the Company or its Subsidiaries following the completion of such Change in Control, then this Restricted Stock Unit Award shall be converted into a right to receive a cash payment equal to the sum of (x) the product of (1) the number of RSUs outstanding that have not been settled in Shares pursuant to Section 2(a)(ii) and (2) the CIC Per Share Price (such product, the “CIC Cash Value”)  and (y) an amount equal to the interest on the CIC Cash Value at a rate equal to LIBOR plus 2.0% per annum, computed on the basis of a year of 364 days, calculated daily for each day following the closing date of the Change in Control transaction through the date immediately preceding the date on which such cash payment becomes vested (the sum of clauses (x) and (y), the “CIC Settlement Amount”).  Subject to the provisions of Section 2(b)(ii) below, the CIC Settlement Amount shall vest in accordance with the vesting schedule applicable to the Restricted Stock Unit Award, as described in Section 2(a)(i) hereof, so long as the Employee remains employed with the Company, any subsidiary or successor or acquirer thereof (or any of its affiliates) in the Change in Control through each applicable Vesting Date.  The vested portion of the CIC Settlement Amount shall be paid to the Employee within ten (10) business days following each applicable Vesting Date.
(ii)    Notwithstanding anything in this Agreement to the contrary, if the Employee’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries other than for Cause or by the Employee for Good Reason during the twenty-four (24) month period following a Change in Control (each, a “Qualifying Termination”) (and prior to a Vesting Date), the Employee shall immediately vest in the remaining unvested CIC Settlement Amount, and the portion of the CIC Settlement Amount not previously paid pursuant to Section 2(b)(i) shall be paid to the Employee within ten (10) business days following such termination date. In the event that, pursuant to Section 2(b)(i) above, the Committee determines that, upon a Change in Control, the Restricted Stock Unit Award shall remain outstanding as the right to receive Shares or be converted into a right to receive shares of the successor corporation or an affiliate, then, upon a Qualifying Termination, the Employee’s restricted stock units outstanding on such date will be cancelled in exchange for a cash payment equal to the product of (x) the total number of shares of common stock underlying such outstanding restricted stock units not previously settled in shares and (y) the per share fair market value of such common stock on the date of the Qualifying Termination.

3.    Dividend Equivalents.  With respect to each cash dividend or distribution (if any) paid with respect to Common Stock to holders of record on and after the Grant Date, an additional number of RSUs shall be accrued on the books and records of the Company, in an amount equal to the quotient of (a) the product of (i) the amount of such dividend or distribution paid with respect to one share of Common Stock, multiplied by (ii) the number of RSUs granted hereunder then held by the Employee (and not previously settled in Shares pursuant to Section 2(a)(ii)), divided by (b) the Fair Market Value on the applicable dividend record date.  At such time(s) thereafter as the Employee receives a distribution of Shares of Common Stock in respect of his or her vested RSUs granted hereunder pursuant to the applicable provision of Section 2 above, the Company shall also distribute to the Employee a number of Shares of Common Stock equal to the additional number of RSUs accrued under this Section 3 that relate to the vested RSUs in respect of which such distribution of Shares is otherwise being made.  In the event of any stock dividend, the provisions of Section 10 of the Plan shall apply to this Restricted Stock Unit Award.
4.    Limitation on Obligations.  The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Employee of Shares of Common Stock on the date when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation, except as otherwise expressly provided for herein.  This Restricted Stock Unit Award shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.
5.    Rights as a Stockholder.  The Employee shall not have any rights of a common stockholder of the Company unless and until the Employee receives the Shares of Common Stock pursuant to Section 2 above.  As soon as practicable following the date that the Employee becomes entitled to receive the Shares of Common Stock pursuant to Section 2, certificates for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) shall be issued to the Employee or to the Employee’s legal guardian or representative.
6.    Transferability.  The RSUs may not at any time be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of and shall not be subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any such awards to be so subjected shall not be recognized.  The Shares of Common Stock acquired by the Employee pursuant to Section 2 of this Agreement may not at any time be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with applicable securities laws.
7.    Purchaser’s Employment by the Company.  Nothing contained in this Agreement obligates the Company or any Subsidiary to employ the Employee in any capacity whatsoever or prohibits or restricts the Company (or any Subsidiary) from terminating the employment, if any, of the Employee at any time or for any reason whatsoever, with or without Cause, and the Employee hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Employee concerning the Employee’s employment or continued employment by the Company or any Affiliate thereof.  No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company unless provided otherwise in such other plan.
8.    Change in Capitalization.  Except as provided in Section 2(b) above, in the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization or merger, Change in Control, or similar event, the provisions of Section 10 of the Plan shall govern the treatment of this Restricted Stock Unit Award.
9.    Withholding.  It shall be a condition of the obligation of the Company upon vesting or delivery of Common Stock, as applicable, to the Employee pursuant to Section 2 above that the Employee pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Common Stock, as applicable.  The Company shall be authorized to take such action as may be necessary (including, without limitation, withholding Common Stock, as applicable, otherwise deliverable to the Employee hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Employee), to satisfy the obligations for payment of the minimum amount of any such taxes (or such other amount as may be permitted by applicable law and accounting standards).  In addition, in the discretion of the Company, the Employee may be permitted to elect to use Common Stock otherwise deliverable to the Employee hereunder to satisfy any such obligations, subject to such procedures as the Company’s accountants may require.  The Employee is hereby advised to seek his own tax counsel regarding the taxation of the grant of RSUs made hereunder.
10.    Securities Laws.  Upon the delivery of any Common Stock to the Employee, the Company may require the Employee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The delivery of the Common Stock hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.
11.    Clawback; Forfeiture on Violation of Code of Ethics.
(a)    The Committee in its sole discretion may impose on the RSUs provided for in this Agreement, either through an amendment to the Plan or through a policy that upon adoption by the Committee will be incorporated into this Agreement by reference effective as of the date of such adoption, that the Employee’s rights, payments, and benefits with respect to this Agreement shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions provided in this Agreement, as required by applicable law. Such events may include, but shall not be limited to, a restatement of the Company’s financial statements to reflect adverse results from those in previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct, or the Employee’s failure to satisfy the Code of Ethics Requirement.

(b)    In the event that the Employee fails to satisfy the Code of Ethics Requirement, all RSUs granted hereunder (to the extent not already previously forfeited) may be immediately forfeited by the Employee without consideration based upon a determination by the Committee, and this Agreement shall terminate without payment in respect thereof.
12.    Section 409A of the Code.  It is the Company’s intent that payments and benefits under this Agreement comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that it is reasonably determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Code (and any related regulations or other pronouncements thereunder) (the “Deferred Compensation Tax Rules”), benefits that the Employee is entitled to receive under the terms of this Agreement may not be made at the time contemplated by the terms hereof without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, (i) the Employee shall not be considered to have terminated employment for purposes hereof until the Employee would be considered to have incurred a “separation from service” within the meaning of Section 409A and (ii) the Company shall, in lieu of providing such benefit when otherwise due under this Agreement, instead provide such benefit on the first day on which such provision would not result in the Employee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if the Employee is a “specified employee” (within the meaning of the Deferred Compensation Tax Rules), shall, in the event the benefit to be provided is due to the Employee’s “separation from service” (within the meaning of the Deferred Compensation Tax Rules) with the Company and its Subsidiaries, be the first day following the six-month period beginning on the date of such separation from service. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of the Deferred Compensation Tax Rules, and any payments described in this Agreement that are due within the “short term deferral period” as defined in the Deferred Compensation Tax Rules shall not be treated as deferred compensation unless applicable law requires otherwise.
13.    Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Employee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 13.  Any notice shall be deemed properly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid.
14.    Governing Law.  The laws of the State of Delaware (or if the Company reincorporates in another state, the laws of that state) shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
15.    Confidential Information; Covenant Not to Compete; Assignment of Inventions. In consideration of the Company entering into this Agreement with the Employee, the Employee hereby agrees to abide by the terms and conditions set forth in the Non-Solicitation, Non-Compete, Confidentiality and Intellectual Property Agreement signed by such employee.
16.    Restricted Stock Unit Award Subject to Plan.  The Restricted Stock Unit Award shall be subject to all applicable terms and provisions of the Plan, to the extent applicable to the Common Stock.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
17.    Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
18.    Additional Matters. This Restricted Stock Unit Agreement is intended to comply with the applicable laws of any country or jurisdiction where RSUs are granted under the Plan, and all provisions hereof shall be construed in a manner to so comply. The following provisions apply to Employees providing services in the country noted:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date hereof.

WITNESS the due execution hereof as of the 1 day of November, 2016.

Versum Materials, Inc.
By:

Guillermo Novo

I agree to the terms and conditions contained herein, as well as the terms of the Option Conversion.
[EMPLOYEE]

_____________________________

Appendix A
Definitions
“Cause” shall have the meaning set forth in any individual employment agreement between the Company and the Employee or, if no such agreement exists or such term is not defined, shall mean (i) the Employee’s willful and continued failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness), after written notice from the Company requesting such substantial performance is delivered to Executive, which notice identifies in reasonable detail the manner in which the Company believes the Executive has not substantially performed his duties and provides a thirty (30) days in which to cure such failure; (ii) any act of fraud, embezzlement or theft on the Employee’s part against the Company or its affiliates; (iii) a conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (iv) a breach of a material element of the Company’s Code of Ethics or Non-Solicitation, Non-Compete, Confidentiality and Intellectual Property Agreement; or (v) any material breach of the Employee’s obligations under this Agreement or any individual employment agreement, which, to the extent curable, has not been cured to the reasonable satisfaction of the Board within thirty (30) days after the Employee has been provided written notice of such breach.
“CIC Per Share Price” shall mean the price paid for one Share of Common Stock in the Change in Control transaction (with the value of any security that is paid as consideration in the Change in Control determined by the Committee as of the date of such Change in Control).
“Code of Ethics Requirement” shall mean the Employee complies with the Company’s Code of Ethics, if applicable, or the Company’s Code of Ethics for Executive Officers and Financial Officers, each as in effect from time to time.
“Company” shall have the meaning set forth in the introductory paragraph.
“Confidential Information” shall mean all non-public information concerning trade secret, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public proprietary and confidential information of the Company, its affiliates, subsidiaries, successors or assigns.
“Disability” shall mean (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the receipt of income replacement benefits for a period of not less than three months under an accident and health plan of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. An Employee shall be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration.

“Good Reason” shall have the meaning set forth in any individual employment agreement between the Company and Employee or, if no such agreement exists or such term is not defined, shall mean without the Employee’s consent, (i) a material reduction in Employee’s duties or responsibilities; (ii) a material reduction in the Employee’s base salary or target bonus opportunity; (iii) a change of the Employee’s principal place of employment of more than 50 miles from the Employee’s principal place of employment immediately prior to such change, other than a relocation to within 25 miles of Tempe, Arizona; provided, however, that such event will not constitute Good Reason unless Employee has provided the Company notice of the existence of a Good Reason condition no more than 60 days after its initial existence and the Company has failed to remedy the condition within 30 days after such notice.
“LIBOR” shall mean the three-month London interbank offered rate as published in the Wall Street Journal on the business day following the closing date of the Change in Control transaction and each anniversary thereafter.
“Retirement” shall mean a separation on service upon retirement at age 62 or over (or such other age as may be approved by the Board of Directors) after having been employed by the Company or a Subsidiary for at least five years, taking into account for this purpose years of service with Air Products and its affiliates.
“Spin Date” shall mean October 1, 2016.

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